Exhibit 99.1

CCC Information Services Group Inc. Reports $0.38 EPS for the Fourth Quarter of 2004

CHICAGO, February 16, 2005 - CCC Information Services Group Inc. (Nasdaq: CCCG) reported net income of $6.5 million, or $0.38 per share, for the fourth quarter ending December 31, 2004, compared to net income of $8.2 million, or $0.30 per share, for the same quarter in 2003. Included in the fourth quarter 2003 results is a $1.4 million, or $0.05 per share, tax related benefit associated with the completion of a tax audit. Fourth quarter 2004 results reflect the full impact of the company’s self-tender transaction.

Revenue for the fourth quarter increased 3.2 percent to $50.5 million, compared to $48.9 million for the same quarter in 2003. Operating income for the quarter was $12.8 million compared to operating income of $11.1 million for the fourth quarter of 2003. Operating margin for the quarter was 25.3 percent compared to 22.6 percent for the same quarter in 2003.

“We finished 2004 on a positive note,” Githesh Ramamurthy, Chairman and Chief Executive Officer said. “Key customer wins in the quarter will generate momentum and drive revenue growth in 2005. We expect the majority of this new customer revenue to materialize in the second half of the year.”

Fourth Quarter Revenue & Expense Highlights
The product portfolio revenues for the fourth quarter, including a comparison to the fourth quarter of 2003, are shown in the table below:

TABLE 1
($ in 000’s)

Portfolio	Q1 2004	Q2 2004	Q3 2004	Q4 2004	Q4 2003	% Change vs. Prior Year
CCC Pathways	$31,174	$31,255	$30,937	$31,360	$30,172	3.9%
CCC Valuescope	10,139	10,161	10,301	11,041	10,532	4.8%
Workflow	6,258	6,541	6,391	6,683	6,462	3.4%
Information Services	502	504	511	499	468	6.6%
Other	1,530	1,012	952	902	1,268	(28.9%)
Total	$49,603	$49,473	$49,092	$50,485	$48,902	3.2%
% Change vs. Prior Year	3.9%	2.9%	1.0%	3.2%

Key revenue highlights for the quarter are as follows:
•
The CCC Pathways® portfolio increased 3.9 percent from prior year. Key drivers continued to be the growth of the company’s estimating solutions in the repair facility and insurance channels as well as growth from CCC’s recycled parts solution.

•	The CCC Valuescope® portfolio grew 4.8 percent compared to prior year. Growth came from new customers and higher transaction volume from current customers.

•
The Workflow portfolio increased 3.4 percent compared to prior year as revenue expansion in CCC Autoverse® drove growth through a combination of existing customers expanding their use geographically, as well as new customer adoption.

Revenue, operating expenses and operating income for the fourth quarter, compared to the fourth quarter of 2003, are included in the table below:

TABLE 2
($ in 000’s)

	Q1 2004	Q2 2004	Q3 2004	Q4 2004	Q4 2003	% Change vs. Prior Year
Revenue	$49,603	$49,473	$49,092	$50,485	$48,902	3.2%
Operating Expenses
Production and Customer Support	8,349	7,807	7,976	8,183	8,489	(3.6)%
Commissions, Royalties and Licenses	3,174	3,145	3,166	3,056	3,099	(1.4)%
Selling, General and Administrative	17,930	19,105	17,086	17,774	15,674	13.4%
Depreciation and Amortization	2,103	1,805	1,719	1,838	2,035	(9.7)%
Product Development and Programming	8,037	8,089	7,175	6,863	8,544	(19.7)%
Stock Compensation Expense Non-Cash	-	-	13,139	-	-	n/a
Litigation Settlement	-	-	(2,586)	-	-	n/a
Restructuring Charge	-	886	-	-	-	n/a
Total Operating Expenses	39,593	40,837	47,675	37,714	37,841	(0.3)%

Operating Income	$10,010	$8,636	$1,417	$12,771	11,061	15.5%
Operating Margin	20.2%	17.5%	2.9%	25.3%	22.6%

Key operating expense highlights for the quarter are as follows:

•	Production and customer support expenses declined from prior year as a result of efficiencies related to the new customer support model.

•	Selling, general and administrative expenses increased from prior year due to increased incentive compensation costs tied to business performance.

•
Product development and programming expenses decreased from prior year because of the organizational realignment of the company that took place in the second quarter. The sequential decrease for the quarter is due to the completion of development work on several new products.

Full Year Financial Highlights

Full year net income totaled $18.6 million, or $0.77 per share, for 2004, compared to net income of $26.0 million, or $0.94 per share, for 2003. Operating income for the year was $32.8 million compared with $40.5 million in 2003. Revenue for the full year 2004 was $198.7 million, an increase of 2.7 percent compared to $193.4 million for the full year 2003. Below is a chart, which details certain charges and benefits included in the 2004 and 2003 full year results:

TABLE 3
($ in millions)
	Impact of Charge / (Benefit) on Full Year
2004	Operating Income	Net Income	EPS
Stock compensation expense non-cash (Q3)	13.1	8.2	0.34
Litigation settlement (Q3)	(2.6)	(1.6)	(0.07)
Restructuring and 401(k) charge (Q2)	1.7	1.0	0.04
Total Net Charge for 2004	12.2	7.6	0.31

2003
Tax benefit (Q4)	-	(1.4)	(0.05)
Restructuring charge (Q3)	1.1	0.7	0.02
Total Net Charge/(Benefit) for 2003	1.1	(0.7)	(0.03)

2005 Guidance

For the full year, the company expects to report earnings per share of $1.25 - $1.35, assuming 17.5 million shares outstanding on a fully diluted basis. This is a change to prior guidance, principally due to the inclusion of a non-cash charge of $3.0 million or $0.11 per share for performance based restricted stock grants for senior managers. These grants, which are being expensed over two years, vest at the end of 2006 based on 2006 earnings performance. The company expects the annual charges from these grants to be comparable to what it has historically granted in options and disclosed in Note 1 to the financial statements. The company also expects additional charges from the adoption on FAS 123R beginning July 1, 2005. This new accounting standard will require the company to expense the value of previously granted stock options that remain unvested at July 1, 2005. As the company has not yet fully evaluated its FAS 123R adoption and valuation alternatives and related financial statement impact, the above guidance excludes the impact of FAS 123R for existing stock options.

On an operating basis, guidance includes revenue growth in the low to mid single digit range, which remains unchanged from the company’s prior guidance. Growth will occur largely in the second half of the year as the company completes the implementation of customer wins from 2004.

Full year operating income is expected to be in the range of $46 to $49 million. Again, this includes a non-cash charge of $3.0 million, spread ratably throughout the year, for the company’s restricted stock incentive plan. The major non-operating items are interest expense and taxes. The company expects interest for the full year to be around $11 million and the tax rate to approximate 38%.

For the first quarter of 2005, the company expects relatively flat revenue compared to the first quarter last year, but improved operating margins due to the benefit from the expense reduction program put in place last June. Earnings per share for the first quarter should range from $0.26 to $0.29 per share, which includes a $0.03 per share impact for non-cash stock compensation expense.

The company will be hosting its fourth quarter earnings call to discuss results at 11:00 AM EST. A live web cast will be made available at www.cccis.com.

About CCC

CCC Information Services Group Inc. (NASDAQ: CCCG), headquartered in Chicago, is a leading supplier of advanced software, communications systems, Internet and wireless-enabled technology solutions to the automotive claims and collision repair industries. Its technology-based products and services optimize efficiency throughout the entire claims management supply chain and facilitate communication among approximately 21,000 collision repair facilities, 350 insurance companies and a range of industry participants. For more information about CCC Information Services, visit CCC’s Web site at www.cccis.com.

This release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are subject to the safe harbor provisions of those sections and the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including those described in the Company’s filings with the SEC, and that actual results or developments may differ materially from those in the forward-looking statements. Specific factors that might cause actual results to differ from expectations include, but are not limited to, competition in the automotive claims and collision repair industries, the ability to develop new products and services, the prolonged sales and implementation cycle of some of the company’s new products, the ability to protect trade secrets and proprietary information, the ability to generate the cash flow necessary to meet the Company’s obligations, the outcome of certain legal proceedings, and other factors. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis, judgment, belief or expectation only as of the date hereof. The Company has based these forward-looking statements on information currently available and disclaims any intention or obligation to update or revise any forward-looking statement.
###

CCC INFORMATION SERVICES GROUP INC.
AND SUBSIDIARIES

CONSOLIDATED INTERIM STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003

Revenues	$50,485	$48,902	$198,653	$193,352
Expenses:
Production and customer support	8,183	8,489	32,315	31,866
Commissions, royalties and licenses	3,056	3,099	12,541	11,713
Selling, general and administrative	17,774	15,674	71,895	68,089
Depreciation and amortization	1,838	2,035	7,465	7,923
Product development and programming	6,863	8,544	30,164	32,234
Stock compensation expense non-cash	—	—	13,139	—
Restructuring charges	—	—	886	1,061
Litigation Settlement	—	—	(2,586)	—
Total operating expenses	37,714	37,841	165,819	152,886

Operating income	12,771	11,061	32,834	40,466

Interest expense	(2,515)	164	(3,986)	(392)
Other income, net	120	71	552	272
Equity in income (loss) of ChoiceParts investment	149	123	513	(21)
Income before income taxes	10,525	11,419	29,913	40,325

Income tax provision	(3,985)	(3,195)	(11,340)	(14,285)

Net income	$6,540	$8,224	$18,573	$26,040
Per Share Data:
Income per common share:
Basic	$0.41	$0.31	$0.81	$0.99
Diluted	$0.38	$0.30	$0.77	$0.94
Weighted average shares outstanding:
Basic	15,995	26,338	22,993	26,243
Diluted	17,171	27,752	24,258	27,655

CCC INFORMATION SERVICES GROUP INC.
AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)
(Unaudited)

	December 31,
	2004	2003
ASSETS
Cash and cash equivalents	$19,958	$20,755
Short-term investments	—	7,004
Accounts receivable, net	12,721	10,247
Other current assets	7,790	8,369
Total current assets	40,469	46,375
Property and equipment, net	12,151	12,776
Intangible assets, net	1,298	2,153
Goodwill	15,747	15,747
Deferred income taxes, net	9,420	9,127
Investments	778	265
Other assets	3,770	292
Total assets	$83,633	$86,735

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Accounts payable	$7,728	$5,937
Accrued expenses	19,085	16,522
Income taxes payable	97	1,602
Current portion of long-term debt	1,775	—
Deferred revenues	6,886	7,930
Other current liabilities	383	97
Total current liabilities	35,954	32,088
Long-term debt	167,838	—
Other liabilities	1,716	3,064
Total liabilities	205,508	35,152

Common stock ($0.10 par value, 40,000,000 shares authorized, 16,125,124 and 26,376,839 shares outstanding at December 31, 2004 and 2003, respectively)	1,614	3,034
Additional paid-in capital	7,006	131,590
Other comprehensive income	72	—
Accumulated deficit	(78,315)	(36,838)
Treasury stock, at cost (4,460,501 and 4,094,665 common shares in treasury at December 31, 2004 and December 31, 2003, respectively)	(52,252)	(46,203)
Total stockholders' equity (deficit)	(121,875)	51,583
Total liabilities and stockholders' equity (deficit)	$83,633	$86,735

CCC INFORMATION SERVICES GROUP INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, except share amounts)
(Unaudited)

	Year Ended December 31,
	2004	2003
Operating Activities:
Net income	$18,573	$26,040
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in losses (income) of ChoiceParts	(513)	21
Depreciation and amortization of property and equipment	6,609	7,210
Amortization of intangible assets	856	713
Deferred income tax provision (benefit)	(293)	1,327
Restructuring charges	886	1,061
Compensation expense related to restricted stock	41	16
Compensation expense related to self-tender offer	13,139	—
Income tax benefit related to exercise of options	1,250	533
Other, net	88	78
Changes in:
Accounts receivable, net	(2,474)	928
Other current assets	579	135
Other assets	144	335
Accounts payable	1,791	(2,542)
Accrued expenses	1,694	(8,891)
Income taxes payable	(1,504)	(966)
Deferred revenues	(1,044)	178
Other current liabilities	445	(62)
Other liabilities	(1,348)	(1,102)
Net cash provided by operating activities	38,919	25,012

Investing Activities:
Capital expenditures	(6,014)	(7,491)
Acquisition of Comp-Est Inc	—	(13,205)
Proceeds from sale short-term investments	7,004	—
Purchase of short-term investments	—	(7,004)
Net cash provided by (used for) investing activities	990	(27,700)

Financing Activities:
Proceeds from exercise of stock options	3,903	1,825
Payment of principal and interest on notes receivable from officer	—	1,506
Proceeds from employee stock purchase plan	422	399
Proceeds from borrowings on long-term debt	177,500	—
Principal repayments on long-term debt	(7,888)	—
Self-tender offer of common stock	(210,000)	—
Payment of self-tender costs	(935)	—
Payment of debt issuance costs	(3,550)	—
Principal repayments of capital lease obligations	(158)	(487)
Net cash provided by (used for) financing activities	(40,706)	3,243

Net increase (decrease) in cash and cash equivalents	(797)	555
Cash and cash equivalents:
Beginning of year	20,755	20,200

End of year	$19,958	$20,755